EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Monday, July 22, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Second Quarter Net Income

West Point, Va., July 22, 2013—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank (or the Bank), today reported net income of $4.2 million for the second quarter of 2013, which was the same as the second quarter of 2012. Net income available to common shareholders for the second quarter of 2013 was $4.2 million, or $1.22 per common share assuming dilution, compared to $4.0 million, or $1.22 per common share assuming dilution, for the second quarter of 2012. The corporation reported record net income of $8.2 million for the first six months of 2013, compared to $8.0 million for the first six months of 2012, a 2.80 percent increase. Net income available to common shareholders for the first six months of 2013 was $8.2 million, or $2.41 per common share assuming dilution, compared to $7.7 million, or $2.33 per common share assuming dilution, for the first half of 2012.

For the second quarter of 2013, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 15.65 percent and 1.69 percent, respectively, compared to 17.96 percent and 1.77 percent, respectively, for the second quarter of 2012. For the first six months of 2013, on an annualized basis, the corporation’s return on average common equity was 15.55 percent and its return on average assets was 1.66 percent, compared to a 17.35 percent return on average common equity and a 1.69 percent return on average assets for the first half of 2012. The decline in the return on average common equity and the return on average assets for the second quarter and the first half of 2013, as compared to the same periods in 2012, resulted from capital and asset growth that outpaced modest earnings growth during the comparative periods. However, the corporation’s return on average common equity and return on average assets, on an annualized basis, for the second quarter of 2013 each increased over the first quarter of 2013, when they were 15.46 percent and 1.64 percent, respectively.

“We are very pleased to report continued strong earnings for the second quarter of 2013,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “Net income for the second quarter of 2013 remained level with our record net income for the second quarter of 2012.The mortgage banking and consumer finance segments showed increases in net income of $567,000 and $59,000, respectively, compared to the second quarter of 2012. The retail banking segment reported a $119,000 decrease in net income for the second quarter of 2013, as compared to the same period of 2012, which was primarily attributable to higher compensation costs associated with growing our commercial lending team in Richmond, as well as increased staffing at the Bank’s branches. Asset quality and noninterest income trends are improving at the retail banking segment, loan growth and market expansion are continuing at the consumer finance segment, and relatively strong mortgage loan demand and expansion into the Virginia Beach, Virginia market are occurring at the mortgage banking segment.”

 EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Monday, July 22, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

“In addition to the corporation’s strong earnings performance, the second quarter of 2013 has been very eventful. On June 10, 2013, the corporation’s Board of Directors unanimously approved a definitive merger agreement with Central Virginia Bankshares, Inc., (or CVB), the holding company for Central Virginia Bank. This merger, which is still pending regulatory and CVB shareholders’ approvals, will greatly enhance our presence in the growing Richmond area, enabling us to expand our personal and commercial customer base, while offering more products, locations, and services to both C&F Bank and CVB customers. In addition, on April 1, 2013, C&F Bank launched its newest offering in mobile banking – I-Deposit24, which is an application that provides the Bank’s mobile banking customers the ability to deposit checks directly into their C&F Bank accounts via their smartphones. On April 15, 2013, C&F Bank welcomed Gail Letts as our new Regional President for the Richmond market, putting her at the helm of the Bank’s commercial and small business lending initiatives. All of these undertakings are strategically significant to the corporation and will create challenging and exciting opportunities and long-term value for our shareholders,” concluded Dillon.

Retail Banking Segment. C&F Bank reported net income of $499,000 for the second quarter of 2013, compared to net income of $618,000 for the second quarter of 2012. For the first six months of 2013, C&F Bank reported net income of $1.2 million compared to net income of $925,000 for the first six months of 2012.

The retail banking segment’s net income for the three and six months ended June 30, 2013 benefited from (1) the effects of the continued low interest rate environment on the cost of deposits and on the renewal rates on borrowings from the Federal Home Loan Bank, (2) a shift in deposit mix to lower rate non-term deposit accounts, (3) the effects of improved credit quality on the loan loss provision and expenses associated with loan work-outs, (4) lower expenses related to the holding costs of foreclosed properties and (5) increased activity-based interchange and overdraft fee income. These positive factors were offset by (1) the decline in the retail banking segment’s average loans to nonaffiliates resulting from continued weak loan demand in the current economic environment and intense competition for loans in our markets, (2) higher personnel costs associated with increased staff levels throughout the branch network and the addition of new personnel dedicated to growing the Bank’s commercial and small business loan portfolio, (3) higher occupancy expenses associated with depreciation and maintenance of technology related to expanding the banking services we offer to customers and improving operational efficiency and security, (4) higher expenses associated with promoting our brand and enhancing our lending platforms and (5) a loss on the sale of a facility previously used for the Bank’s deposit operations in West Point, Virginia.

 EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Monday, July 22, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

The Bank’s nonperforming assets were $10.7 million at June 30, 2013, compared to $17.7 million at December 31, 2012. Nonperforming assets at June 30, 2013 included $6.8 million in nonaccrual loans, compared to $11.5 million at December 31, 2012, and $3.9 million in foreclosed properties, compared to $6.2 million at December 31, 2012. Troubled debt restructurings were $7.2 million at June 30, 2013, of which $4.5 million were included in nonaccrual loans, as compared to $16.5 million of troubled debt restructurings at December 31, 2012, of which $9.8 million were included in nonaccrual loans. The decrease in nonaccrual loans and troubled debt restructurings was primarily a result of the sale of notes relating to one commercial relationship, $5.2 million of which was a troubled debt restructuring on nonaccrual status at December 31, 2012. This note sale resulted in a $2.1 million charge-off during the first quarter of 2013, which reduced the Bank’s allowance for loan losses as a percentage of total loans to 3.01 percent at June 30, 2013 from 3.38 percent at December 31, 2012. Loss reserves that had previously been recorded for this relationship were adequate to cover the charge-off. Management believes it has provided adequate loan loss reserves for the retail banking segment’s loans. Foreclosed properties at June 30, 2013 consist of both residential and non-residential properties. These properties are evaluated regularly and have been written down to their estimated fair values less selling costs.

Mortgage Banking Segment. C&F Mortgage Corporation reported net income of $986,000 for the second quarter of 2013, compared to $419,000 for the second quarter of 2012. For the first six months of 2013, C&F Mortgage Corporation reported net income of $1.5 million compared to $837,000 for the first six months of 2012.

During the second quarter of 2013, the mortgage banking segment began selling a portion of loans originated for sale on a mandatory delivery basis, while continuing to sell the majority of its loans on a best efforts delivery basis. In accordance with Accounting Standards Codification Topic 820-Fair Value Measurement and Disclosures, we have elected to use fair value accounting for loans held for sale and interest rate lock commitments, as well as for forward loan sales commitments and hedging instruments that are used to reduce the effect of changes in interest rates on loans that are to be sold in the secondary market. Under fair value accounting, gains on loans sold in the secondary market are recognized as loans progress through the origination pipeline, as opposed to recognizing gains when the loans are sold, as was done in the past. The increase in pre-tax income attributable to the implementation of fair value accounting approximated $1.1 million for both the second quarter and first half of 2013.

 EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Monday, July 22, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Net income at the mortgage banking segment also included the favorable effects of higher loan production and lower provisions for indemnification losses. Partially offsetting these effects were (1) lower net interest income resulting from the continued low interest rate environment, (2) higher income-based compensation expenses and (3) higher non-production based personnel costs associated with expansion into Virginia Beach, Virginia and with regulatory compliance. If the current volatility in the ten-year treasury yield continues, we may experience lower loan demand, particularly for refinancings, which could negatively affect earnings of the mortgage banking segment for the remainder of 2013 and possibly beyond.

Consumer Finance Segment. C&F Finance Company reported net income of $3.3 million for the second quarter of 2013, consistent with the second quarter of 2012. For the first six months of 2013, C&F Finance Company reported net income of $6.4 million, compared to $6.5 million for the first six months of 2012.

The consumer finance segment’s net income for the second quarter and first six months of 2013 continued to benefit from sustained loan growth and low funding costs on its variable-rate borrowings. These benefits were partially offset by an increase in provision for loan loss expenses resulting from increases in loan charge-offs. The increases in charge-offs were the continued result of an impaired economic environment and lower resale values on repossessed vehicles. Additionally, the consumer finance segment’s earnings during the second quarter of 2013 continued to be affected by (1) a decline in average loan yields in response to loan pricing strategies used by competitors attempting to grow market share in automobile financing and (2) higher personnel expenses resulting from an increase in the number of personnel to support loan growth and segment expansion into new markets.

The allowance for loan losses as a percentage of loans at June 30, 2013 was 7.97 percent, as compared with 7.96 percent at December 31, 2012. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio.

Other Segments. Other segments reported an aggregate net loss of $646,000 for the second quarter of 2013, compared to a net loss of $136,000 for the second quarter of 2012. For the first six months of 2013, other segments reported an aggregate net loss of $932,000, compared to a net loss of $345,000 for the first six months of 2012. Other segments includes the corporation’s holding company, which recognized $524,000 and $648,000 in transactions costs, net of taxes, ($581,000 and $782,000 prior to taxes, respectively) during the second quarter and first half of 2013, respectively, associated with the corporation’s pending acquisition of CVB.

 EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Monday, July 22, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Capital and Dividends. The corporation’s capital and liquidity positions remain strong. The corporation paid a quarterly cash dividend of 29 cents per common share during the second quarter of 2013. The Board of Directors of the corporation continues to review the dividend payout ratio, which was 22.66 percent of net income available to common shareholders during the second quarter of 2013, in light of changes in economic conditions, capital levels, expected future levels of earnings and the changes to the regulatory capital framework that were approved on July 9, 2013 by the federal banking agencies.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $57.49 per share on July 19, 2013. At June 30, 2013, the book value of the corporation was $32.14 per common share. The corporation’s market makers include Davenport & Company LLC, McKinnon & Company, Inc. and BB&T Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 18 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, New Hampshire, Alabama, Missouri, Illinois, Texas and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Proposed Business Combination. Certain statements in this communication reference a proposed business combination transaction in which C&F Financial Corporation would acquire Central Virginia Bankshares, Inc. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Central Virginia Bankshares, Inc. has mailed a proxy statement to its shareholders in connection with their vote on the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE PROPOSED TRANSACTION, SHAREHOLDERS OF CENTRAL VIRGINIA BANKSHARES, INC. ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders of Central Virginia Bankshares, Inc. may obtain copies of all documents regarding this transaction, free of charge, by accessing Central Virginia Bankshares, Inc.’s website at www.centralvabank.com. These documents may also be obtained, free of charge, from Central Virginia Bankshares, Inc. by requesting them in writing to 2036 New Dorset Road, Powhatan, Virginia 23139.

 EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Monday, July 22, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (“FTE”) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE, and the adjusted annualized net charge-off ratio for the combined Retail Banking and Mortgage Banking segments.

Management believes that FTE measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

Management believes that the presentation of the adjusted annualized net charge-off ratio for the combined Retail Banking and Mortgage Banking segments that excludes the effect of a significant nonrecurring charge-off recognized in a single accounting period permits a comparison of asset quality related to ongoing business operations, and it is on this basis that management internally assesses the corporation’s performance and establishes goals for the future.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

 EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Monday, July 22, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, our pending acquisition of CVB, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and capital levels. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, such as the current volatility in yields on U.S. Treasury bonds, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the value of securities held in the corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the corporation’s counterparties, (14) competition from both banks and non-banks, (15) demand for financial services in the corporation’s market area, (16) technology, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines and elections by the corporation thereunder, such as the election of fair value accounting for loans held for sale. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition		6/30/13	12/31/12	6/30/12
		(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold		$52,003	$17,541	$4,938
Investment securities - available for sale, at fair value		147,588	152,817	141,289
Loans held for sale, net		59,312	72,727	79,171
Loans, net:
Retail Banking segment		373,935	382,284	389,723
Mortgage Banking segment		2,459	1,947	2,012
Consumer Finance segment		262,163	256,052	242,886
Federal Home Loan Bank stock		3,525	3,744	3,749
Total assets		992,681	977,018	949,714
Deposits		693,797	686,184	657,447
Repurchase Agreements		18,531	14,139	11,116
Borrowings		148,607	148,607	164,874
Shareholders' equity		105,800	102,197	93,905

	For The Quarter Ended		For The Six Months Ended
Results of Operations	6/30/13	6/30/12	6/30/13	6/30/12
	(unaudited)		(unaudited)
Interest income	$19,230	$19,098	$38,353	$37,854
Interest expense	2,082	2,596	4,230	5,435
Provision for loan losses:
Retail Banking segment	600	750	1,000	1,500
Mortgage Banking segment	30	30	60	105
Consumer Finance segment	2,490	2,080	5,240	3,980
Other operating income:
Gains on sales of loans	3,577	1,631	5,278	2,962
Other	3,386	3,011	6,783	6,291
Other operating expenses:
Salaries and employee benefits	8,229	6,509	15,298	13,479
Other	6,319	5,631	12,279	10,946
Income tax expense	2,265	1,963	4,123	3,701
Net income	4,178	4,181	8,184	7,961
Net income available to common shareholders	4,178	4,016	8,184	7,650
Earnings per common share - assuming dilution	1.22	1.22	2.41	2.33
Earnings per common share - basic	1.28	1.25	2.50	2.39

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	17,929	17,837	35,758	35,287
Interest income on securities-FTE	1,859	1,879	3,729	3,763
Total interest income-FTE	19,825	19,721	39,547	39,103
Net interest income-FTE	17,743	17,124	35,317	33,667

*

Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The Quarter Ended		For The Six Months Ended
Segment Information	6/30/13	6/30/12	6/30/13	6/30/12
	(unaudited)		(unaudited)
Net income - Retail Banking	$499	$618	$1,195	$925
Net income - Mortgage Banking	986	419	1,532	837
Net income - Consumer Finance	3,339	3,280	6,389	6,544
Net loss - Other and Eliminations	(646)	(136)	(932)	(345)
Mortgage loan originations - Mortgage Banking	212,028	206,661	390,202	379,957
Mortgage loans sold - Mortgage Banking	198,148	191,246	403,617	370,848

	For The Quarter Ended		For The Six Months Ended
Average Balances	6/30/13	6/30/12	6/30/13	6/30/12
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$62,655	$10,558	$51,903	$12,971
Investment securities - available for sale, at amortized cost	142,029	134,809	143,107	135,501
Loans held for sale	47,208	57,650	49,893	58,535
Loans:
Retail Banking segment	387,707	402,912	390,690	401,818
Mortgage Banking segment	2,859	2,595	2,748	2,601
Consumer Finance segment	282,463	257,724	281,485	253,212
Federal Home Loan Bank stock	3,525	3,756	3,625	3,761
Total earning assets	928,446	870,004	923,451	868,399
Total assets	989,227	926,415	983,754	926,069

Time, checking and savings deposits	577,896	550,233	579,112	550,703
Borrowings	165,985	159,961	164,990	159,489
Total interest-bearing liabilities	743,881	710,194	744,102	710,192
Demand deposits	113,162	103,450	109,023	98,922
Shareholders' equity	106,805	92,496	105,232	95,505

Asset Quality		6/30/13	12/31/12	6/30/12
		(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking		$6,801	$11,461	$10,948
Nonaccrual loans - Mortgage Banking		-	-	369
Real estate owned** - Retail Banking		3,925	6,236	5,326
Real estate owned** - Mortgage Banking		-	-	-
Total nonperforming assets		$10,726	$17,697	$16,643
Accruing loans past due for 90 days or more		$106	$-	$296
Troubled debt restructurings*		$7,229	$16,492	$15,772
Total loans - Retail Banking segment		$385,558	$395,664	$403,951
Total loans - Mortgage Banking segment		$2,912	$2,340	$2,345
Allowance for loan losses - Retail Banking segment		$11,623	$13,381	$14,228
Allowance for loan losses - Mortgage Banking segment		$453	$393	$333
Nonperforming assets to loans and real estate owned		2.73%	4.38%	4.04%
Allowance for loan losses to loans - combined Retail Banking and Mortgage Banking segments		3.11%	3.46%	3.58%
Allowance for loan losses to nonaccrual loans - combined Retail Banking and Mortgage Banking segments		177.56%	120.18%	128.66%
Annualized net charge-offs to average loans - combined Retail Banking and Mortgage Banking segments***		1.40%	0.72%	0.58%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $4.46 million at 6/30/13, $9.80 million at 12/31/12, and $7.50 million at 6/30/12.
**	Real estate owned is recorded at its estimated fair market value less cost to sell.
***	The annualized net charge-off ratio of 1.40% for the six months ended 6/30/13 includes a $2.1 million charge-off for one commercial relationship. This ratio is 0.36% excluding the $2.1 million charge-off. For more information about this non-GAAP financial measure, please see "Use of Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

Consumer Finance Segment
Nonaccrual loans	$680	$655	$259
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$284,856	$278,186	$263,782
Allowance for loan losses	$22,693	$22,133	$20,896
Nonaccrual consumer finance loans to total consumer finance loans	0.24%	0.24%	0.10%
Allowance for loan losses to total consumer finance loans	7.97%	7.96%	7.92%
Annualized net charge-offs to average total consumer finance loans	3.33%	2.76%	2.08%

	As Of and For The		As Of and For The
	Quarter Ended		Six Months Ended
Other Data and Ratios	6/30/13	6/30/12	6/30/13	6/30/12
	(unaudited)		(unaudited)
Annualized return on average assets	1.69%	1.77%	1.66%	1.69%
Annualized return on average common equity	15.65%	17.96%	15.55%	17.35%
Annualized net interest margin	7.67%	7.87%	7.71%	7.75%
Dividends declared per common share	$0.29	$0.26	$0.58	$0.52
Weighted average common shares outstanding - assuming dilution	3,413,052	3,296,145	3,392,165	3,280,560
Weighted average common shares outstanding - basic	3,276,039	3,208,792	3,271,376	3,199,655
Market value per common share at period end	$55.73	$40.16	$55.73	$40.16
Book value per common share at period end	$32.14	$29.21	$32.14	$29.21
Price to book value ratio at period end	1.73	1.37	1.73	1.37
Price to earnings ratio at period end (ttm)	11.28	9.32	11.28	9.32

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

		For The Quarter Ended
		6/30/13			6/30/12
		(unaudited)			(unaudited)
		Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans		$17,919	$10	$17,929	$17,824	$13	$17,837
Interest income on securities		1,274	585	1,859	1,269	610	1,879
Total interest income		19,230	595	19,825	19,098	623	19,721
Net Interest income		17,148	595	17,743	16,501	623	17,124

		For The Six Months Ended
		6/30/13			6/30/12
		(unaudited)			(unaudited)
		Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans		$35,738	$20	$35,758	$35,300	$27	$35,327
Interest income on securities		2,555	1,174	3,729	2,541	1,222	$3,763
Total interest income		38,353	1,194	39,547	37,854	1,249	$39,103
Net Interest income		34,123	1,194	35,317	32,418	1,249	$33,667

		For The Six Months Ended
		6/30/13			6/30/12
		(unaudited)			(unaudited)
		Reported	Commercial Loan Charge -off**	Adjusted	Reported	Commercial Loan Charge- off	Adjusted
Average Retail Banking segment loans		$390,690	$-	$390,690	$401,818	$-	$401,818
Average Mortgage Banking segment loans		2,748	-	2,748	2,601	-	2,601
Average combined Retail Banking and Mortgage Banking loans	(A)	$393,438	$-	$393,438	$404,419	$-	$404,419

Net charge-offs		$2,757	$(2,056)	$701	$1,175	$-	$1,175
Annualization Factor		2	2	2	2	2	2
Annualized net charge-offs	(B)	$5,514	$(4,112)	$1,402	$2,350	$-	$2,350

Annualized net charge-offs to average loans	(B)/(A)	1.40%		0.36%	0.58%		0.58%

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures."

**	This charge-off occurred in connection with the sale of notes relating to one commercial relationship, as described in this release.